Exhibit 99.2

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Vice President,
Investor Relations
(515) 362-3693

AmerUs Group Announces Chairman and CEO Brooks
to Retire at Year-End; Godlasky to be Chairman, President and CEO

     DES MOINES, Iowa (February 17, 2005)—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today announced that Roger K. Brooks, the company’s chairman and chief executive officer, plans to retire from his executive position with the company effective December 29, 2005. Brooks’ retirement is part of a planned succession process that began in 2003. Thomas C. Godlasky, now president and chief operating officer of the company, will continue as president and become chairman and chief executive officer concurrent with Brooks’ retirement.

     Brooks, 67, joined AmerUs Group in 1959 and became president in 1972 and chief executive officer in 1974.

About AmerUs Group

     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American

Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.

     As of December 31, 2004, AmerUs Group’s total assets were $23.2 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.

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